                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number : 0-27568
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                       INNOVATIVE CLINICAL SOLUTIONS, LTD.
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             (Exact name of registrant as specified in its charter)

                          10 Dorrance Street, Suite 400
                         Providence, Rhode Island 02903
                                 (401) 831-6755
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please  place  an X in  the  box(es)  to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [ X ]     Rule 12h-3(b)(1)(i)         [ X ]
Rule 12g-4(a)(1)(ii)            [   ]     Rule 12h-3(b)(2)(i)         [   ]
Rule 12g-4(a)(2)(i)             [   ]     Rule 12h-3(b)(2)(ii)        [   ]
Rule 12g-4(a)(2)(ii)            [   ]     Rule 12h-3(b)(2)(ii)        [   ]
                                          Rule 15d-6                  [ X ]

     Approximate number of holders of record as of the certification or notice date:  278
                                                                                      ---

     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Innovative Clinical Solutions,  Ltd. has caused this  certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 14, 2003             By: /s/ Gerald Hellerman
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                                     Name:   Gerald Hellerman
                                     Title:  Director